Exhibit 4.27

AMENDMENT TO NOTES AND WARRANTS

This Amendment to Notes and Warrants (this “Amendment”) is entered into this 15th day of March, 2017 by and between (a) Agenus Inc., a Delaware corporation, having an address at 3 Forbes Road, Lexington, MA 02421 (the “Company”), and (b) Mark Berg, Nicole Berg, Alice Saraydarian and Khajak Keledjian (collectively, the “Original Investors”) and (c) Nicky V LLC and MSB Research Inc. (together, the “Additional Investors” and collectively with the Original Investors, the “Investors”).

WITNESSETH

WHEREAS, the Company and the Original Investors are parties to that certain Note Purchase Agreement dated April 15, 2013, pursuant to which the Company issued to the Original Investors, among other things, warrants to purchase an aggregate of 500,000 shares of common stock of the Company that expire on April 17, 2017 (the “2013 Warrants”);

WHEREAS, the Company, the Original Investors and the Additional Investors are parties to that certain Amended and Restated Note Purchase Agreement dated February 20, 2015, as amended (the “2015 Purchase Agreement”), pursuant to which the Company issued to the Original Investors and the Additional Investors, among other things, 8% senior subordinated notes that mature on February 20, 2018 (the “2015 Notes”);

WHEREAS, the parties now wish to (i) extend the term of the 2013 Warrants by two years from April 17, 2017 to April 17, 2019 and (ii) extend the maturity date of the 2015 Notes by two years from February 20, 2018 to February 20, 2020; and

WHEREAS, Section 5.13(a) of the 2015 Purchase Agreement provides that the 2015 Notes may be amended by the Purchasers of Notes (as defined therein) representing at least a majority of the aggregate principal amount outstanding under all of the 2015 Notes (the “Required Investors”), and the undersigned Investors constitute (i) the Required Investors and (ii) all of the holders of the 2013 Warrants.

NOW, THEREFORE, the parties hereby agree as follows:

1.Section 2 of each of the 2013 Warrants is hereby deleted in its entirety and replaced with the following:

“Term of Warrant. Subject to the terms and conditions hereof, at any time or from time to time after the date hereof and prior to 5:00 p.m., New York City time, on the sixth (6th) anniversary of the date hereof or, if such day is not a Business Day, on the next preceding Business Day (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein).”

2.The maturity date for each of the 2015 Notes is hereby extended by two years from February 20, 2018 to February 20, 2020.

3.The parties acknowledge and agree that, except as set forth in this Amendment, the 2013 Warrants and 2015 Notes shall remain in full force and effect.

4.This Amendment shall be governed by and construed in accordance with the laws of the State of New York irrespective of any conflicts of law principles thereof.

5.This Amendment may be executed in counterparts, which, when taken together, shall constitute one agreement. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:

AGENUS INC.

By:_/s/ Christine Klaskin____

Name:  Christine Klaskin

Title:    VP, Finance

INVESTORS:

/s/ Mark Berg

Mark Berg

/s/ Nicole Berg

Nicole Berg

/s/ Alice Saraydarian

Alice Saraydarian

/s/ Khajak Keledjian

Khajak Keledjian

NICKY V LLC

By:_/s/ Nicole Berg_______

Name: Nicole Berg

Title:    Owner

MSB RESEARCH INC.

By:_/s/ Mark Berg________

Name:  Mark Berg

Title:    President